Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Hewlett Packard Enterprise Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share(1)	Rule 457(c) and 457(h)	47,301,439	$18.43(2)	$871,765,520.77	$153.10 per million	$133,467.30
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share(1)	Rule 457(h)	820,392	$12.28(3)	$10,074,413.76	$153.10 per million	$1,542.40
Fees to Be Paid	Other	Deferred Compensation Obligations(4)	Rule 457(h)	$65,000,000	100%	$65,000,000	$153.10 per million	$9,951.50
Total Offering Amounts						$946,839,934.53		$144,961.20
Total Fee Offsets								$0.00
Net Fee Due								$144,961.20

(1)
Hewlett Packard Enterprise Company (the “Registrant”) is filing this Registration Statement to register 48,121,831 shares of common stock of the Registrant, par value $0.01 per share (“Common Stock”), that may be issued pursuant to awards outstanding under the (i) Juniper Networks, Inc. 2015 Equity Incentive Plan, as amended and restated (the “Juniper 2015 Plan”), (ii) 128 Technology, Inc. Amended and Restated 2014 Equity Incentive Plan (the “128 Technology Plan”), (iii) Apstra, Inc. Amended and Restated 2014 Equity Incentive Plan (the “Apstra Plan”) and (iv) Mist Systems, Inc. 2014 Equity Incentive Plan (the “Mist Systems Plan” and, together with the Juniper 2015 Plan, the 128 Technology Plan and the Apstra Plan, the “Juniper Incentive Plans”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Juniper Incentive Plans set forth herein by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 27, 2025, which date is within five business days prior to filing this Registration Statement.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the weighted average exercise per share of the outstanding assumed stock options.

(4)
The Deferred Compensation Obligations are unsecured general obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Juniper Networks, Inc. Deferred Compensation Plan. The amount of Deferred Compensation Obligations registered is based on the sum of the outstanding deferred compensation obligations with respect to the Juniper Networks, Inc. Deferred Compensation Plan and an estimate of the amount of compensation that participants may defer in the future under the Juniper Networks, Inc. Deferred Compensation Plan.